EXHIBIT 12.1

                                     MAXXIM
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                       Pro Forma
                                                                                      ----------------------------------------------
                                                                                      9 months    9 months     9 months     9 months
                         1991         1992         1993          1994         1995      1995        1996         1995         1996
                        ------       ------        ------       ------       ------    ------      ------       ------       ------
Pre-tax income.......    3,494        5,853         8,887       13,464        8,893     2,498      19,618       26,390       28,463
Interest Expense.....    1,163          999         1,476        2,059        4,088     2,001       5,582       22,415       17,788
     Total...........    4,657        6,852        10,363       15,523       12,981     4,499      25,200       48,805       46,251

Ratio of earnings
  to fixed charges...   400.43%      685.89%       702.10%      753.91%      317.54%   224.84%     451.45%      217.73%      260.01%